EXHIBIT 10.1

FORM OF

ADVISORY AGREEMENT

BY AND BETWEEN

OPC RESIDENTIAL PROPERTIES TRUST, INC.,

OPC RESIDENTIAL PROPERTIES, L.P.

AND

OPC REIT MANAGEMENT, LLC

DATED AS OF                          , 2014

This ADVISORY AGREEMENT, dated as of                 , 2014, is by and between OPC Residential Properties Trust, Inc. a Maryland corporation (the “Company”), OPC REIT Management LLC, a Delaware limited liability company (the “Advisor”), and OPC Residential Properties, L.P., a Delaware limited partnership (the “Operating Partnership”).

W I T N E S S E T H:

WHEREAS, the Company invests in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company and the Operating Partnership desire to retain the Advisor to administer the business activities and day-to-day operations of the Company and to perform services for the Company and the Operating Partnership in the manner and on the terms set forth herein and the Advisor wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the promises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Accrual Period” shall mean (i) with respect to the QDII Average Annual Return, the period from the date that Invested Capital was initially invested in the Company by the QDII Investor through the last day of the most recent calendar year-end, and (ii) with respect to the US L.P. Average Annual Return, the period from the date that capital was invested in our company by the US L.P. for shares of common stock through the last day of the most recent calendar year-end.

“Advisor” has the meaning set forth in the Recitals. As is necessary or appropriate herein, the term “Advisor” shall be deemed to include the Investment Committee.

“Advisor Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer, general partner or managing member of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner or managing member.

“Agreed Applicable Tax Rate” shall mean the highest effective marginal U.S. federal income tax rate at which distributions by the Company to its common stockholders would be taxed, taking into account the character of the distributions as either ordinary or capital gain income or as a nontaxable return of capital. Such effective rates shall also take into account the tax classification of the ultimate beneficial holders of the common stock of the Company, including whether such beneficial holders have properly claimed the benefit of a double tax treaty between the United States and such beneficial holder’s country of residence. The Company will be provided information regarding the tax status of each ultimate beneficial holder for purposes of complying with the appropriate US income tax withholding requirements and such other information as the Company may require to determine the Agreed Applicable Tax Rate. If this information is not made available to the Company then the Company and the Advisor will use the highest effective marginal U.S. tax rate associated with the character and type of income distributed.

“Agreement” means this Advisory Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Rate” has the meaning set forth in Section 6(a) hereof.

“Asset Management Catch-Up Fee” means the fee payable to the Advisor pursuant to Section 6(b) hereof.

“Asset Management Fee” means the annual fees payable to the Advisor pursuant to Section 6(a) hereof.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause” means with respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or material breach of a fiduciary duty by the Advisor, or (ii) a material breach of this Agreement by the Advisor, in either event which breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Cost of Investment” means (i) with respect to acquisition of an Investment to be wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to fund the acquisition, inclusive of expenses associated with the making of such Investment and any debt attributed to such Investment and excluding Acquisition Fees, and (ii) with respect to the acquisition of an Investment through any Joint Venture, the portion of the amount actually paid by, or allocated to, the Company to fund the acquisition of the Investment, inclusive of expenses associated with the making of such Investment and any debt associated with, or used to fund the investment in such Investment and excluding Acquisition Fees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated October     , 2014, by and among the Advisor, the Company, the Operating Partnership and SC Investment Advisors Pte. Ltd.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Holding Period” has the meaning set forth in Section 6(c) hereof.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the rules of the NYSE.

“Independent Valuation Advisor” means a firm that is (i) engaged in the business of residential brokerage services and able to provide a broker opinion of value, (ii) not an Affiliate of Advisor and (iii) engaged by the Company with the approval of the Board, including a majority of the Independent Directors, to confirm the reasonableness of the NAV calculated by the Advisor in accordance with the Valuation Guidelines.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets and know-how or similar rights.

“Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

“Invested Capital” shall mean the amount calculated by multiplying the total number of shares of Common Stock issued by the Company by the original issue price for each share, reduced by the sum of (i) an amount equal to the total number shares of Common Stock repurchased from Stockholders by the Company multiplied by the original issue price for each such repurchased share of Common Stock when initially purchased from the Company and (ii) the aggregate amount of special distributions paid to Stockholders upon the disposition or liquidation of Investments.

“Investment Committee” has the meaning set forth in Section 2(c)(i).

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Investments” means any investments by the Company or the Operating Partnership in Target Assets or other investments in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through an ownership interest in a Joint Venture, pursuant to the Investment Guidelines adopted by the Board from time to time, other than short-term investments acquired for the purpose of cash management.

“Joint Venture” means the joint venture, limited liability company, partnership or other entity pursuant to which the Company or the Operating partnership is a co-venturer or partner with respect to the ownership of any Investments.

“Liquidation NAV” means the Company’s net asset value, calculated pursuant to the Valuation Guidelines, based on the value received upon liquidation of the Investments rather than appraised value of the Investments. Liquidation NAV will be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the Stockholders.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Losses” has the meaning set forth in Section 8(a) hereof.

“NAV” means the Company’s net asset value, calculated pursuant to the Valuation Guidelines.

“NYSE” means The New York Stock Exchange.

“Observer Members” has the meaning set forth in Section 2(c)(i).

“Organization and Offering Expenses” means any and all costs and expenses incurred by or on behalf of the Company in connection with the formation of the Company, the qualification and registration of any public or private offering of the Company’s securities, the registration of the Company’s securities under the Exchange Act, the preparation of offering materials and the marketing and distribution of the Company’s securities, including, without limitation, expenses and taxes related to the filing, registration and qualification of the Company’s securities under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Operating Partnership” has the meaning set forth in the Recitals.

“Partial Period” has the meaning set forth in Section 6(c) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“PINTAR” shall mean Pintar Investment Company, LLC, or its affiliate.

“PINTAR Asset Management Fees” shall mean the dollar amount of the asset management fees paid to PINTAR pursuant to the joint venture agreement between PINTAR, the Operating Partnership and the other parties thereto.

“QDII Average Annual Return” shall mean: ((i) the portion of the NAV allocable to the capital contributions of the QDII Investor to the Company as of the end of the Accrual Period, plus the cumulative cash distributions paid to the QDII Investor by the Company during the Accrual Period, less the estimated US taxes associated with such distributions determined based upon applying the Agreed Applicable Tax Rate, plus the portion of any PINTAR Asset Management Fees and the portion of any Asset Management Fees paid to the Advisor during the Accrual Period and allocable to the QDII Investor, such allocation based on average common stock ownership during the Accrual Period, minus the issue price of the shares of the QDII Investor, divided by (ii) the issue price of the shares of the QDII Investor), divided by (the number of days in the Accrual Period), multiplied by (365).

“QDII Investor” means the HFT-Industrial Bank-CITIC Securities QDII One-To-Many Asset Management Plan.

“REIT” means a “real estate investment trust” as defined under the Code.

“SCIA” means SC Investment Advisors Pte. Ltd., a Singapore corporation, or its designated Affiliate.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the holders of the Common Stock.

“Subsidiary” means (i) any subsidiary of the Company, (ii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iii) any limited liability company the managing member of which is the Company or any subsidiary of the Company. For the avoidance of doubt, the Operating Partnership shall be deemed a “Subsidiary.”

“Target Assets” means single family rental homes, subject to, and including, any changes to the Investment Guidelines that may be approved by the Advisor and the Company from time to time.

“Termination Date” means the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“US L.P.” means OPC Residential Properties Investor, L.P., a Delaware limited partnership.

“US L.P. Average Annual Return” shall mean: ((i) the NAV of the assets of the Company allocable to the capital contributions of the US L.P. to the Company at the end of the Accrual Period, plus the cumulative cash distributions paid by the Company to the US L.P. during the Accrual Period, less the estimated US taxes associated with such distributions determined by applying the Agreed Applicable Tax Rate, plus the portion of any PINTAR Asset Management Fees and the portion of any Asset Management

Fees paid to the Advisor during the Accrual Period and allocable to the US L.P., such allocation based on average common stock ownership during the Accrual Period, minus the issue price of the limited partnership interests of the U.S. LP, divided by (ii) the issue price of the limited partnership interests of the US L.P.), divided by (the number of days in the Accrual Period), multiplied by (365).

“Valuation Guidelines” means the valuation guidelines adopted by the Board, as amended from time to time, which provide for confirmation by the Independent Valuation Advisor of the reasonableness of the NAV calculated by the Advisor.

“Voting Members” has the meaning set forth in Section 2(c)(i).

(i) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(ii) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(iii) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Advisor; Investment Committee.

(a) The Company and the Operating Partnership hereby appoint the Advisor to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement. The Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, in its sole and absolute discretion, subject to the terms of this Agreement, or is required hereby to cause the duties of the Advisor as set forth herein to be provided by third parties.

(b) The Advisor, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The Company and the Advisor hereby acknowledge the recommendation by the Advisor and the approval by the Board of the Investment Guidelines, including, but not limited to, the Company’s investment strategy in the Target Assets. The Company and the Advisor hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by the Advisor and shall require the approval of the Board and the Investment Committee.

(c) Investment Committee.

(i) The Advisor will form an investment committee (“Investment Committee”), which will assist our Advisor in overseeing our investment strategy and investment decisions. The Investment Committee will consist of six members, four of whom will be voting members (“Voting Members”) and two of whom will be observers (“Observer Members”). The four Voting Members will be comprised at all times of three individuals who are officers or employees of the Advisor appointed by the

Advisor and one member Affiliated with SCIA recommended by SCIA (the “SCIA Member”) and appointed by the Advisor. The two Observer Members will be recommended by SCIA and appointed by the Advisor. The Advisor will have the power to remove any of the Voting Members, including the SCIA Member, and the Observer Members, and to select a replacement to fill any vacancy among the Voting Members and the Observer Members; provided that the replacement for any SCIA Member or Observer Member will be appointed by the Advisor with SCIA’s recommendation. The Investment Committee will select a Chairman from among its Voting Members, who will preside over meetings of the Investment Committee and have such other rights and responsibilities as are delegated to him or her by the Investment Committee.

(ii) A quorum for purposes of any action taken by the Investment Committee will consist of three Voting Members. The approval of any action taken by the Investment Committee will require the affirmative vote or consent of a majority of the three Voting Members comprising a quorum. The two Observer Members will have no right to a vote in any action taken by the Investment Committee; provided, however, however the observer members will be permitted to participate in all meetings of the Investment Committee. The Investment Committee may take action by a vote at a meeting at which a quorum is present, or by a written consent signed by the same number of members of the Investment Committee which would be required to take action by a vote at a meeting of the Investment Committee. Members of the Investment Committee may participate in meetings via telephone or videoconference.

(iii) The Investment Committee will meet on a bi-weekly basis, or more frequently as is necessary, to evaluate the Company’s overall investment strategy, potential investments and dispositions and changes in market conditions and to formulate investment recommendations for the Company for the following two-week period. The Investment Committee will meet in order to, without limitation:

(A)	set the acquisition investment matrix which will be used as the basis for the Company’s investments;

(B)	review the Company’s prior investments and make changes as deemed necessary to the acquisition investment matrix;

(C)	evaluate and approve any acquisition or disposition of a portfolio of investments that aggregates $5 million or more; and

(D)

review on a quarterly basis the performance of the Company’s investments and the Company’s regional operating partners (including PINTAR) and determine whether the investment strategy or operating partners should be changed.

(d) The Advisor will be responsible for the day-to-day operations of the Company (which, for purposes of the Advisor’s responsibilities in this Agreement, includes its Subsidiaries) and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i) serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, which review shall occur no less than annually;

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and originating, acquiring, structuring, negotiating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of investments consistent with the Investment Guidelines, and making representations and warranties in connection therewith;

(iii) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers, trustees, lenders, regulatory agencies and bodies, title companies, environmental consultants, primary dealers, custodians and brokers and, if applicable, their respective agents, representatives and investment bankers, and owners of privately held real estate companies, including the execution, delivery and renewal of any financing documents and all offers, purchase and sale agreements, escrow documents and any other agreements and/or instruments relating to the purchase or sale of properties on behalf of the Company;

(iv) negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or agencies thereunder, and other agreements and instruments required for the Company to conduct the Company’s business;

(v) acting as a liaison to or engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, mortgage brokerage, residential home sales brokerage, other financial services, real estate services, commercial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to the Company’s operations or investments (or potential investments);

(vi) the conversion of the Company’s acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of the Company’s rental homes, including through the engagement and supervision, on the Company’s behalf and at the Company’s expense, of property management companies responsible for such activities;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Advisor and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders, including annual meeting arrangements;

(xi) counseling the Company in connection with policy decisions to be made by the Board;

(xii) evaluating and recommending to the Board hedging, financing and securitization strategies and engaging in hedging, financing, borrowing and securitization activities on the Company’s behalf, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT and within the Investment Guidelines;

(xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to continue to qualify for taxation as a REIT for federal income tax purposes;

(xiv) counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xv) collection of information and furnishing of reports pertaining to the Company’s assets, interest rates and general economic conditions;

(xvi) monitoring the operating performance of the Company’s investments and providing periodic review, evaluation and reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xviii) causing the Company to retain qualified registered independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and the Treasury Regulations applicable to REITs and, if applicable, taxable REIT subsidiaries;

(xix) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements as may be required under applicable regulations and contractual undertakings and, if and when applicable, all reports and documents, if any, required under the Exchange Act;

(xxi) assisting the Company in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii) obtaining insurance in connection with the operation of the Company’s business;

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Advisor or its Affiliates), including supervising claims filed under any insurance policy, subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company or the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxv) advising on, and obtaining on behalf of the Company, appropriate credit facilities or other financings for the investments of the Company consistent with the Investment Guidelines;

(xxvi) serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments;

(xxvii) engage the Independent Valuation Advisor and provide such firm with all information appropriate to enable the firm to confirm the reasonableness of the Advisor’s NAV calculation;

(xxviii) within 90 days following the end of each calendar year, or such other time as requested by the Board, including in connection with a liquidation of the Company and the Operating Partnership, calculate the NAV utilizing the Valuation Guidelines and provide all relevant information and supporting materials concerning the calculation to the Board for their approval, including the confirmation by the Independent Valuation Advisor of the reasonableness of such calculation;

(xxix) performing such other services and functions as may be required from time to time for the management of, and other activities relating to, the Company’s assets, business and operations of the Company as the Board shall reasonably request or as the Advisor shall deem appropriate under the particular circumstances;

(xxx) forming, dissolving, reorganizing, restructuring or merging corporate or other entities with respect to any of the actions in clauses (i) through (xxvii) above; and

(xxxi) using commercially reasonable efforts to cause the Company to comply with all applicable laws and regulations.

(e) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Advisor as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such real estate purchase agreements, property management agreements, title insurance agreements, leases, finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Advisor, acting in its sole and absolute discretion (but subject to the terms of this Agreement), deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(f) The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Advisor deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

(g) The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the applicable Governing Instruments. If the Advisor is ordered to take any action by the Board, the Advisor shall promptly notify the Board if it is the Advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 8 of this Agreement.

(h) The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(i) As frequently as the Advisor may deem reasonably necessary or advisable, or at the direction of the Board, the Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i) The Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(ii) The Advisor shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(j) Officers, employees and agents of the Advisor and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Advisor will provide the Company with a management team, including a Chief Executive Officer or President or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Advisor to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(k) The Advisor shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and as otherwise reasonably requested by the Company or its Board from time to time.

Section 3. Additional Activities of the Advisor; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, members, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, or (ii) in any way bind or restrict the Advisor or any of its Affiliates, members, officers, directors or employees from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, members, officers, directors or employees may be acting. The Company shall have the benefit of the Advisor’s judgment and commercially reasonable effort in rendering services hereunder and, in furtherance of the foregoing, the Advisor shall not undertake activities that, in its sole judgment made in good faith, will adversely affect the performance of its obligations under this Agreement.

(b) During the period commencing on the date hereof and ending one year following the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (a) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (b) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates. The Company acknowledges and agrees that, in addition to any damages, the Advisor shall be entitled to equitable relief for any violation of this Section 3(b) by the Company, including, without limitation, injunctive relief.

(c) The Advisor shall use such names, trademarks and logos as may be adopted and designated by the Advisor with respect to and in conjunction with the operation and management of the Company and other properties managed by the Advisor; provided, however, such names, trademarks and logos shall remain the exclusive property of the Advisor. In the event this Agreement is terminated for any reason, or expires, all rights of the Company to use such names and such trademarks and logos shall be immediately terminated.

(d) All Intellectual Property created or developed in connection with the Advisor’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Advisor. The Advisor does hereby grant the Company a non-exclusive, worldwide, fully paid up, royalty free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made or used in connection with the Advisor’s performance of this Agreement for its business purposes. The Company will, upon request of the Advisor, do execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by the Advisor to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Advisor’s rights in and to the Intellectual Property.

Section 4. Agency. The Advisor shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of investments of the Company, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Compensation.

(a) Asset Management Fees. The Advisor shall receive an annual Asset Management Fee payable, if earned, by the Operating Partnership. The Asset Management Fees will be paid, if earned, within 15 Business Days of the annual approval by the Board, including a majority of the Independent Directors, of the NAV as of the last day of the calendar year following the Independent Valuation Advisor providing confirmation of the reasonableness of the calculated NAV. The amount of the annual Asset Management Fee, if any, payable shall be based on the QDII Average Annual Return and the US L.P. Average Annual Return as of the end of each Accrual Period, as follows:

(i) No Asset Management Fee is payable if either of the QDII Average Annual Return or the US L.P. Average Annual Return for the Accrual Period is less than 2.0%;

(ii) An Asset Management Fee equal to 0.5% of the NAV as of the end of the Accrual Period is payable if both the QDII Average Annual Return and the US L.P. Average Annual Return for such Accrual Period is between 2.0% and 5.0%; and

(iii) An Asset Management Fee equal to 1.0% of the NAV as of the end of the Accrual Period is payable if both the QDII Average Annual Return and the US L.P. Average Annual Return for such Accrual Period is greater than or equal to 5.0%.

In the event that the QDII Average Annual Return and the US L.P. Average Annual Return for an Accrual Period differ to a degree which would result in the application of different Asset Management Fee calculations pursuant to Section 6(a)(ii) and 6(a)(iii) above (e.g., if the QDII Average Annual Return for an Accrual Period is between 2.0% and 5.0% and the US L.P. Average Annual Return for such Accrual Period is greater than 5.0%), then the lesser of the average annual return amounts will be used for all purposes to determine the amount of the Asset Management Fee payable for such Accrual Period.

The percentage of the NAV for a given Accrual Period set forth in Section 6(a)(ii) and Section 6(a)(iii) above is referred to herein as the “Applicable Rate.”

(b) Asset Management Catch-Up Fee.

(i) If, upon the liquidation of the Company and the Operating Partnership, both the QDII Average Annual Return and the US L.P. Average Annual Return for the period (the “Holding Period”) from the date Invested Capital was initially invested in the Company through the completion of the liquidation of the Company and the Operating Partnership, as calculated based on the Liquidation NAV, is greater than 2.0% and less than 5.0%, the Operating Partnership shall pay the Advisor an Asset Management Catch-Up Fee equal to, for each calendar year (or such other applicable period) during the Holding Period: (x) the difference, if any, between 0.5% and the Applicable Rate for such calendar year (or such other applicable period), multiplied by (y) the Liquidation NAV.

(ii) If, upon the liquidation of the Company and the Operating Partnership, both the QDII Average Annual Return and the US L.P. Average Annual Return for the Holding Period, as calculated based on the Liquidation NAV, is equal to or greater than 5.0%, the Operating Partnership shall pay the Advisor an Asset Management Catch-Up Fee equal to, for each calendar year (or such other applicable period) during the Holding Period: (x) the difference, if any, between 1.0% and the Applicable Rate for such calendar year (or such other applicable period), multiplied by (y) the Liquidation NAV.

In the event that the QDII Average Annual Return and the US L.P. Average Annual Return for the Holding Period differ to a degree which would result in the application of different Asset Management Catch-Up Fee calculations pursuant to Section 6(b)(i) and 6(b)(ii) above (e.g., if the QDII Average Annual Return for the Holding Period is between 2.0% and 5.0% and the US L.P. Average Annual Return for the Holding Period is greater than 5.0%), then the lesser average annual return amount will be used for all purposes to determine the amount of the Asset Management Catch-Up Fee payable.

(c) Proration. In the event this Agreement is terminated or its term expires without renewal, the Asset Management Fee and the Asset Management Catch-Up-Fee will be calculated and due and payable after the calculation of NAV as of the Termination Date. If the fees are payable with respect to any partial calendar month or calendar year (a “Partial Period”), the fee will be prorated based on the number of days during such Partial Period.

(d) The Advisor will deposit the Asset Management Fees and Asset Management Catch-Up Fees it is paid pursuant to this Section 6 and any promote interest or other distribution it may be paid by the Operating Partnership pursuant to the terms of the limited partnership agreement of the Operating Partnership into such accounts as the QDII Investor and the U.S. LP or their respective Affiliates may respectively designate, for review and eventual remittance back to the Advisor.

Section 7. Expenses of the Company and Partnership.

(a) In addition to the compensation paid to the Advisor pursuant to Section 6 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and its Subsidiaries pursuant to this Agreement, including, but not limited to:

(i) Organization and Offering Expenses; provided, however, that all Formation Costs, as defined in the Expense Reimbursement Agreement, shall be reimbursed in accordance with the terms of the Expense Reimbursement Agreement;

(ii) expenses in connection with the acquisition, disposition and financing of the investments of the Company and its Subsidiaries;

(ii) costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Advisor or, if provided by the Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii) the compensation and expenses of the Company’s independent directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv) costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(v) expenses connected with communications to holders of the Company’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vi) personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services hereunder, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that the Advisor will not seek reimbursement for personnel costs of individuals who serve as executive officers of the Company;

(vii) expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securities offerings;

(viii) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(ix) all taxes and license fees;

(x) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to “errors and omissions” insurance that the Advisor elects to carry for itself and its personnel;

(xi) costs and expenses incurred in contracting with third parties;

(xii) expenses connected with payments of distributions or dividends in cash or any other form authorized or caused to be made by the Board;

(xiii) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries separate from the office or offices of the Advisor;

(xiv) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xv) all other expenses actually incurred by the Advisor (except as otherwise specified herein) which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(b) Costs and expenses set forth in this Section 7 incurred by the Advisor on behalf of the Company or Partnership shall be reimbursed monthly to the Advisor. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Advisor pursuant to this Section 7(b) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment in connection with the annual audit of the Company. The provisions of this section shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Advisor’s Responsibility.

(a) The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Advisor, including as set forth in the Investment Guidelines. The Advisor and its Affiliates and members, and the directors, officers, employees and stockholders of the Advisor and its Affiliates and members, will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders or partners for any acts or omissions by the Advisor or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company and the Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold harmless the Advisor, its Affiliates and members, and the directors, officers, employees and stockholders of the Advisor and its Affiliates (each, an “Advisor Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”), to the extent such Losses are not fully reimbursed by insurance, in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct or reckless disregard of duties of such Advisor Indemnified Party under this Agreement.

(b) The Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company and the Operating Partnership and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; an Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”), of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor performed under this Agreement or (ii) any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Operating Partnership on the one hand and the Advisor or its Affiliates and members on the other hand are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination.

(a) This Agreement shall become effective on the date hereof and shall continue in operation, unless terminated in accordance with the terms hereof, until the first anniversary of the date hereof (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 10(b) or Section 10(c), respectively, or this Agreement is terminated pursuant to Section 10(d).

(b) No later than 90 days prior to the expiration of the Initial Term or any Automatic Renewal Term, upon the affirmative vote of a majority of the Board, the Company may, without cause, deliver written notice to the Advisor informing it of the Company’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company may terminate this Agreement at any time for cause pursuant to Section 10(d) hereof.

(c) No later than 90 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may, without cause, deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

(d) The Company may terminate this Agreement effective upon at least 30 days’ prior written notice from the Company to the Advisor (i) for Cause, (ii) upon the commencement of any proceeding relating to the Advisor’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, or (iii) upon the dissolution of the Advisor. The Advisor may terminate this Agreement effective upon at least 30 days’ prior written notice to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(e) The provisions of Section 3(b), Section 6, Section 7, Section 8, Section 11 and Section 13 of this Agreement shall survive a nonrenewal or termination of this Agreement pursuant to this Section 10.

Section 11. Payments To and Duties of Advisor Upon Termination.

The Advisor shall be entitled to receive within 30 days after the effective date of the termination of this Agreement all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement. Upon any such termination, the Advisor shall promptly:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries;

(c) deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Advisor; and

(d) reasonably cooperate with the Company in executing an orderly transition of the management of the Company’s business to a new advisor.

Section 12. Assignments.

This Agreement may be assigned by the Advisor to an Affiliate only with the prior written approval of the Board. The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

Section 13. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 13):

The Company:	OPC RESIDENTIAL PROPERTIES TRUST, INC. 10250 Constellation Boulevard, Suite 2770 Los Angeles, CA, 90067 Telephone: 310.728.1201 Attention: Charles P. Toppino

The Advisor:	OPC REIT MANAGEMENT, LLC 10250 Constellation Boulevard, Suite 2770 Los Angeles, CA, 90067 Telephone: 310.728.1201 Attention: Charles P. Toppino

with a copy to:	ALSTON & BIRD, LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telephone: 404.881.4417 Attention: Rosemarie A. Thurston

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Advisory Agreement as of the date first written above.

OPC RESIDENTIAL PROPERTIES TRUST, INC.

By:
Name:	Charles P. Toppino
Title:	President

OPC RESIDENTIAL PROPERTIES, L.P.

By: OPC RESIDENTIAL PROPERTIES TRUST, INC., its general partner

By:
Name:	Charles P. Toppino
Title:	President

OPC REIT MANAGEMENT, LLC

By:
Name:	Robert D. Morgan
Title:	Chief Financial Officer

Exhibit A

Investment Guidelines

1.	No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2.	The Company’s investments shall be in the Target Assets.

3.

Until appropriate investments in the Target Assets are identified, the Advisor may invest any excess cash reserves of the Company, including the proceeds of any future offerings of the Company’s securities, in interest-bearing, short-term investments, subject to the requirements for the Company’s qualification as a REIT under the Code.

4.	Any investment or series of related investments by the Company in excess of $10 million require the prior approval of the Board.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include the Independent Directors) without the approval of the Company’s stockholders.